Exhibit 10.12

AGREEMENT OF PURCHASE AND SALE

(Waller – 381 acres)

This Agreement of Purchase and Sale (“Agreement”) is entered into by and between Parties identified below.

ARTICLE I

SCHEDULE OF BUSINESS TERMS

The Parties identified below agree to the following Schedule of Business Terms (“Schedule”).

1.1	Acceptance. Seller shall have until 5:00 o’clock p.m., on May 6 , 2022, to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

1.2	Brokers.

Broker	Commission
Winhill Advisors Kirby	2% of Purchase Price
(Roy Galvan)

1.3	Closing Date. The Closing shall occur on a date designated by Purchaser that is not later than thirty (30) days after the expiration of the Inspection Period, or is otherwise agreed to in writing by Purchaser and Seller.

1.4	Defect Notice. Seller in good faith shall attempt to satisfy the objections set forth in the Defect Notice, if any, within ten (10) days after Seller’s receipt of the Defect Notice.

1.5	Earnest Money. The amount of Earnest Money is One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

1.6	Inspection Period. The Inspection Period shall be a period of thirty (30) days after the Effective Date.

1.7	Items To Be Delivered By Seller. Seller must deliver the items specified in Section 5.1 to the Purchaser within seven (7) days after the Effective Date.

1.8	Notice/Copies.

A.	Notice to Seller: A copy of any Notice sent to the Seller shall also be sent to:

Albert McCaig
Bobby Hunt
Cheryl Fowlkes

Email:_albertmccaig@gmail.com,	bobby@superiortownandcountry.com,
cheryl@superiorotownandcountry.com

B.	Notice to Purchaser: A copy of any Notice sent to the Purchaser shall also be sent to:

John R. Krugh
1800 Bering Drive, Suite 350
Houston, Texas 77057
Telephone:	(713) 255-0266
Email:	john@krughlaw.com

1.9	Parties. The Parties to this Agreement are:

Seller:	Ollie L. Ginn
Address:	10000 FM 389, Brenham, Texas 77833
Telephone:	__________________________
Email:	olginn1@yahoo.com

Purchaser:	Maple X, INC.
Address:	5847 San Felipe, Suite 4675
Houston, TX 77057
Telephone:	(832) 804-9680
Email:	itiel@mapledevelopmentgroup.com
Attention:	Itiel Kaplan

1.10	Property. The Property consists of approximately 381 acres as described in Exhibit “A”, which is attached hereto and incorporated herein by reference located on 23407 FM 362, Waller, Texas 77484. The Property consists of the following tracts:

●	Tract 1 -Approximately 160 acres out of the John P. Grigsby, Tract 1 Abstract-132;

●	Tract 2 – Approximately 62 acres out of the Jacob Taylor, Tract 2 Abstract A-268;

●	Tract 3 – Approximately 121 acres out of the Ambrose Powel, Tract 1 Abstract A- 239;

●	Tract 4 – Approximately 38 acres out of Ambrose Powell, Tract 2, Abstract A-239

1.11	Purchase Price. The Purchase will be $14,097,000.00. The Purchase Price is calculated based on $37,000 per acre to be adjusted based on an updated Survey.

1.12	Title Company. The Title Company is University Title Company, 820 13th Street, Hempstead, Texas 77445; 979.399.4090; Attention: Kelli Luetge.

1.13	Title Commitment Date. The Title Commitment shall be delivered to Purchaser no later than 15 days following the Effective Date.

1.14	Title Review Period. The Title Review Period shall be the same as the Inspection Period.

ARTICLE II

TERMINOLOGY AND DEFINITIONS

The Schedule and Exhibits attached to this Agreement are incorporated herein by reference. Titles or captions contained in this Agreement, including the Schedule and Exhibits, are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All references to “Schedule” or “Section” in this Agreement shall refer to the Schedule and Sections of the Agreement, unless otherwise noted.

As used herein:

2.1	“Agreement” means this Agreement of Sale between Seller and Purchaser.

2.2	“Cure Notice” means written notice from Seller to Purchaser of any title or survey objections, or default in performance, that Seller is unable to satisfy.

2.3	“Defect Notice” means written notice from Purchaser to Seller of such objections as Purchaser may have to anything contained in the Survey or Title Commitment.

2.4	“Effective Date” means the date on which the Title Company acknowledges receipt of this Agreement, executed by Seller and Purchaser.

2.5	“Leases” means all information in the possession of Seller (including copies of documents) concerning any leases (including oil and gas leases),

2.6	“Survey” means a current on-the-ground survey of the Property dated subsequent to the Effective Date, prepared by the Surveyor.

2.7	“Surveyor” means by a licensed professional surveyor acceptable to Purchaser.

2.8	“Title Commitment” means a current commitment from the Title Company for the issuance of a Title Policy by an underwriter acceptable to the Purchaser, together with complete and legible copies of all instruments referred to in the commitment as conditions or exceptions to title to the Property, including items listed in Schedule C of the commitment.

2.9	“Title Policy” means an Owner’s Policy of Title Insurance in a face amount equal to the Purchase Price issued by the Title Company as agent for an underwriter acceptable to Purchaser on the standard form in use in the State of Texas, insuring good and indefeasible fee simple title to the Property in the Purchaser and containing:

(1)	The Permitted Exceptions;
(2)	the standard printed exceptions;

(3)	the exception relating to restrictions affecting the Property shall be deleted, except for such restrictions as may be included in the Permitted Exceptions;
(4)	at Purchaser’s sole cost and expense, the exception relating to discrepancies, conflicts, or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey may show shall be amended to read “shortages in area” only; and
(5)	the blank in the printed exception for standby fees and taxes shall show the year of Closing; provided, however, if standby fees or taxes for the current year are due and payable at the time of Closing, Seller shall pay such standby fees and taxes at or prior to Closing, and such exception shall except only to the standby fees and taxes for the year following the Closing and subsequent years; and
(6)	the exception for Rights of Parties in Possession shall be deleted.

ARTICLE III

THE PROPERTY

For the consideration and upon the terms and conditions contained herein, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller the Property, together with all the rights and appurtenances pertaining thereto. The Property shall be conveyed to Purchaser together with all of Seller’s right, title, and interest in and to: (i) any and all adjacent strips and gores between the Property and any abutting properties, and any land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, street, road, alley, easement, or right-of-way, upon or proposed, in, on, across, abutting, or adjacent to the Property; (ii) all utilities, sewage treatment capacity and water capacity serving or which will serve the Property; and (iii) any easements, leases, rights-of-way, rights of ingress or egress. Seller shall retain any right, title and interest in and oil, gas or other minerals however Seller shall convey the Property to Purchaser with surface control or surface waivers recorded at or before Closing.

ARTICLE IV

EARNEST MONEY

Within five (5) business days after the Effective Date, Purchaser shall deliver the Earnest Money to the Title Company. The Title Company shall promptly negotiate the check for cash and hold the proceeds thereof as Earnest Money hereunder in an interest-bearing account, insured by the applicable governmental authority providing insurance of accounts and backed by the full faith and credit of the United States Government. Any interest accruing on such account prior to the time such Earnest Money becomes the property of Seller or Seller gains the rights thereto, shall be reported for tax purposes under the tax identification number of Purchaser. After such time as Seller becomes entitled to the Earnest Money, the interest accruing or paid shall be reported under Seller’s tax identification number. All interest accruing on the Earnest Money shall be added to the account and shall be considered as part of the Earnest Money for the purposes of this Agreement. If the Earnest Money is not deposited with the Title Company, this Agreement shall not become effective and neither party shall incur any liability to the other hereunder and this Agreement shall be null and void for all purposes. The Earnest Money shall be applied against the Purchase Price of the Property. Otherwise, the disposition of the Earnest Money shall be determined as provided elsewhere in this Agreement.

ARTICLE V

SURVEY, TITLE AND INSPECTION PERIOD

5.1	Items To Be Delivered by Seller. Within the time period specified in the Schedule, Seller shall deliver to Purchaser, at Seller’s expense, the following:

(a) The Survey. The most recent Survey of the Property currently in Seller’s possession. Seller agrees to sign an Affidavit for the benefit of the Title Company stating that there have been no improvements to the Property since the date of the Survey. Purchaser, at Purchaser’s sole cost and expense may obtain a new Survey. The new Survey shall: (i) meet or exceed the standards for a Category IA, Condition I or II, as applicable, survey (as defined by Standards for Land Surveys and Specifications for Categories of Surveying of the Texas Surveyors Association); (ii) set forth the gross acreage within the Property; (iii) locate and show the size of any portion of the Property which is currently located in a flood plain or other flood hazard area according to any of the applicable city maps, the Flood Insurance Rate Maps or the Flood Hazard Boundary Maps, issued by the Department of Housing and Urban Development, the Federal Insurance Administration, or the Federal Emergency Management Agency; (iv) locate all existing improvements, easements and rights-of-way (including applicable recording data), encroachments, conflicts, and protrusions affecting the Property and significant matters observed by the Surveyor, whether or not of record; (v) reflect the location and size of all gas, electrical, water, and sewer lines, wires and cable crossings, and anchors or guy wires located on the Property; (vi) show the location of all required building set back lines; (vii) show the location of abutting dedicated public streets providing access to the Property, and all sidewalks, curbs, and driveways; and (viii) show the location and type of fences and other improvements along the boundaries. The surveyor’s certificate shall be in a form acceptable to Purchaser, any lender that will advance all or a portion of the Purchase Price to Purchaser, and the Title Company. The legal description of the Property contained in the new Survey, if different from the description contained in Exhibit “A”, shall be substituted for the description of the Property contained in Exhibit “A”, and the Agreement shall be deemed amended by the substitution of the legal description of the Property contained in the new Survey for the description of the Property contained in Exhibit “A”. The Purchase Price shall be adjusted based on the legal description for the new survey.

(b) The Title Commitment.

(c) Copies of the ad valorem tax statements covering the Property for the years prior to the date of the Agreement (or the period of time Seller has owned the Property, whichever is less) and, if and when available, for the current year.

(d) All information in the possession of Seller concerning the Property including, but not limited to, all plans for the development of the Property, all soil reports, traffic studies, engineering studies, and environmental reports, utility and drainage improvement information pertaining to the Property, all information relating to obtaining the approval of local governing bodies for development of the Property, all information regarding present or future zoning of the Property, and all information concerning availability of storm sewers, sanitary sewers, streets, water, or utilities.

(e) Any Leases.

5.2	Title Review Period. Purchaser shall have the number of days specified in the Schedule to review the Survey and Title Commitment and to deliver to Seller the Defect Notice. All items in Schedule C to the Title Commitment (except item No. 3) shall automatically be deemed an objection by Purchaser, which Seller shall cure, at or prior to Closing. If there are any other objections by Purchaser, Seller in good faith shall attempt to satisfy such objections within the number of days specified in the Schedule. If Seller is unable to satisfy all of Purchaser’s objections, Seller shall deliver the Cure Notice to Purchaser listing all objections that Seller is unable to satisfy. After receipt of the Cure Notice or, if Seller fails to timely deliver the Cure Notice, Purchaser may either waive such uncured objections and accept such title as Seller is able to convey or terminate this Agreement. Any item: (i) to which Purchaser does not object or which Purchaser waives in writing; and (ii) which is shown on Schedule B of the Title Commitment as of the date of the Defect Notice, shall be deemed a “Permitted Exception”. In no event may any matter or instrument which affects the Property become a Permitted Exception until Purchaser has: (i) been advised in writing of the existence of such matter or instrument; (ii) received a legible copy of the instrument, if any, creating such exception; and (iii) failed to object to the exception within Ten (10) days following Purchaser’s receipt of written notification of the existence of such exception and the instrument creating such exception. If Purchaser terminates this Agreement as provided for herein, then the Earnest Money shall be returned immediately to Purchaser, and neither Seller nor Purchaser shall have any further right or obligation hereunder.

5.3	Inspection Period. Purchaser shall have the number of days set forth in the Schedule, to conduct an examination of the Property and to review such other matters as Purchaser deems necessary (including, without limitation, a physical inspection, an appraisal, an environmental audit, and an engineering inspection of the Property) to determine the suitability of the Property for Purchaser’s needs the “Inspection Period”). Seller will permit Purchaser and such persons as Purchaser may designate to undertake a thorough inspection of the Property, including engineering, environmental studies, meeting with various municipalities, etc., all with the cooperation and written consent of Seller where required. Purchaser and its representatives shall not damage the Property during the course of its inspections and Purchaser shall promptly repair and restore in a workmanlike manner any damage to the Property. Purchaser shall, and hereby does, indemnify and hold Seller harmless from any damage, loss, liability, or expense (including attorneys fees) arising out of Purchaser’s inspection; which indemnity shall survive closing or termination of this Agreement. In the event that Purchaser, in its sole discretion, determines that the Property is not suitable for its needs, then Purchaser may terminate this Agreement on or prior to the expiration of the Inspection Period. In the event Purchaser delivers such written notice to Seller pursuant to this Section 5.3: (a) this Agreement shall terminate; (b) the parties shall have no further obligation or liability to the other hereunder; (c) in consideration for signing this Agreement and granting the Inspection Period, the Title Company shall pay to Seller the amount of $100 from the Earnest Money; and (d) the balance of the Earnest Money shall be refunded to Purchaser. This right of termination is exercisable by Purchaser in its sole discretion for any reason whatsoever. Purchaser shall also deliver all third-party due diligence materials to Sellers within five (5) days after termination.

5.4	There is currently on the Property an above-ground diesel fuel tank containing diesel fuel that will be conveyed with the Property. Seller makes no warranties about the quality or condition of the fuel tank or the diesel contained therein. In Buyer’s inspection of the Property, Buyer may make any inspection of such tank and fuel as Buyer may determine necessary under the same terms and conditions as other inspections.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Representations and Warranties of Seller. To the best of Seller’s knowledge, Seller makes the following warranties and representations which shall be true and correct as of the Effective Date and, to the best of Seller’s knowledge, on the Closing Date:

(a) Seller has good and indefeasible fee simple title to the Property, and at the Closing, Seller will have and will convey to Purchaser, good and indefeasible fee simple title to the Property, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions, or other matters affecting title except the Permitted Exceptions.

(b) Within fifteen (15) days after the Effective Date, there will be no litigation or proceeding pending or threatened against or relating to any of the Property, and no pending, or, to the knowledge of Seller, threatened or contemplated condemnation actions or special assessments of any nature with respect to the Property. The litigation pending against the Property is being settled, and shall be settled within fifteen (15) days after the Effective Date. There are no donations or payments to or for schools, parks, fire departments, homeowner associations or any other such entity which are required to be made by the owner of the Property. Seller has received no request (written or otherwise) from any governmental entity with regard to dedication of any of the Property.

(c) Seller is, and at Closing will be, authorized and permitted to enter into this Agreement and to perform all covenants to be performed by Seller hereunder, and Seller’s right to execute this Agreement is not limited by any other agreements. The person signing this Agreement has been authorized by Seller to do so.

(d) The Property has full access to and from public highways, roads or rights-of-way, and Seller has no knowledge of any fact or condition which would result in the termination of the current access to or from the Property to any presently existing highways, roads or rights-of-way on or adjoining the Property.

(e) Seller has no knowledge of any pending or contemplated change in any regulation or private restriction, any pending or threatened judicial or administrative action, or any action pending or threatened by third parties applicable to the Property.

(f) Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(g) The Property is not subject to assessment or collection of additional taxes for prior years based on a change in land usage or ownership.

(h) Seller has no knowledge that the Property or any part thereof has been used as a land fill or for the storage or disposal of any hazardous or toxic materials, and Seller has no knowledge that any part of the Property contains any materials, whether brought to the Property, deposited thereon, used on the Property, generated on the Property as a product or by-product of activities on the Property, or otherwise: (i) that are or contain polychlorinated bi-phenyls (PCB’s) or asbestos; (ii) that are wastes or other regulated substances under the Resource Conservation and Recovery Act and/or the regulations promulgated or adopted thereunder; (iii) that are hazardous substances or other regulated substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (or regulations promulgated, adopted or incorporated thereunder); or (iv) that are otherwise classified as hazardous or regulated substances under any federal or applicable state law or regulation. There are no underground storage tanks on the Property and, to Seller’s knowledge, there never have been any underground storage tanks on the Property. Seller has no knowledge that The Property has been used as a landfill or as a dump for garbage or refuse.

6.2	Covenants of Seller. Seller covenants that, from and after the Effective Date, Seller shall:

(a) Give Purchaser and Purchaser’s agents and representatives full access to physically inspect the Property and to make such inspections, surveys, test borings, soil analyses, and other tests and surveys thereon as Purchaser, in its sole discretion, shall deem advisable. Seller shall furnish Purchaser such additional information concerning the ownership, management, operation and the condition of the Property as Purchaser may reasonably request. The expenses of Purchaser’s investigation shall be borne solely by Purchaser.

(b) Not: (i) perform any grading or excavation or construction on the Property; (ii) create or permit any lien or other encumbrance affecting the Property, other than the lien for taxes not yet due and payable and existing liens to be released at the Closing; (iii) commit any waste or nuisance upon the Property; (iv) impose any easements, covenants, conditions, or restrictions on the Property; (v) institute or participate in any annexation, zoning, platting, or other governmental action regarding the Property; or (vi) enter into or modify any lease or contract which affects the Property.

(c) Promptly advise Purchaser in writing, whether received by Seller before or after Closing, of any notices concerning the Property that Seller receives from any appraisal districts, taxing authorities, or any municipal agency having jurisdiction over the Property, and of any litigation, arbitration, or administrative hearing concerning the Property.

(d) Cause at or prior to Closing the release of all liens and encumbrances (except Permitted Exceptions) against the Property and the cure of all Title Defects which Seller has agreed to cure and shall cooperate in good faith with the Title Company to satisfy all requirements and conditions set forth in the Title Commitment.

(e) At Seller’s sole cost and expense (unless otherwise requested in writing by Purchaser), Seller shall: (i) effective as of the Closing Date, terminate or cause to be terminated, all management, maintenance, service, or other contracts affecting the Property; and (ii) from and after the Effective Date until Closing, perform all of Seller’s obligations under any contracts pertaining to the Property (including all leases) and promptly notify Purchaser of any default thereunder.

(f) During the contract period, Sellers will not enter into any oral or written agreements affecting the Property which might become binding upon Purchaser or the Property after closing, without Purchaser’s written approval.

(g) Seller, at no expense to Seller, shall reasonably cooperate with Buyer in Buyer’s efforts to obtain utility commitments and/or confirmations for its development of the Property, and authorizes Buyer to freely contact all applicable governmental authorities in connection with obtaining such utility commitments or confirmations or performing any other related due diligence investigations. Seller hereby agrees that it will sign any reasonable authorizations required by such governmental authorities in connection with Buyer requesting information about utilities or any such other related due diligence inquiries and/or requests for information, provided that Seller is not required to incur any liability by reason of such request. Seller further agrees that it will, at closing, execute all documents necessary to transfer to Buyer any utility capacity commitments issued in Seller’s name with respect to the Property and to enable the Buyer, without further agreement or documentation from Seller, to cause such utility commitments to be transferred into the name of Buyer in the records of all public and private suppliers of utilities with respect to the Property. This provision shall survive the Closing.

(h) At Purchaser’s sole cost and expense, Purchaser shall remove, move and/or capture any exotic animals on the Property. Purchaser releases, acquits and discharges Seller from any and all claims arising from the existence of and/or the removal, moving or capturing of any exotic animals on the Property.

(i) During the process of developing the Property for residential lots Purchaser will consult with Seller to name streets and monuments in a manner that will honor the legacy of the current and prior landowners of the Property.

6.3	Knowledge Standard. The terms “to the best of the knowledge of the Seller,” “to Seller’s knowledge,” and other phrases of like substance are to be construed to: include the knowledge of Seller, its officers, directors, partners, agents, and employees, and the knowledge of the officers, directors, partners, agents, and employees of any parties who are employed by Seller in connection with the management, leasing, and operation of the Property.

6.4	Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller the following warranties and representations which shall be true and correct as of the Effective Date and on the Closing Date:

(a) Purchaser has full right, authority and capacity to enter into this Agreement and to consummate the transactions contemplated herein.

(b) The person executing this Agreement and all documents to be delivered to Seller hereunder on behalf of Purchaser is and shall be duly authorized to do so.

(c) This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

(d) There are no material legal or administrative proceedings pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser.

(e) No consent, approval or other action of, or filing or registration with any governmental agency, commission or officer is required in connection with the execution or performance by Purchaser of this Agreement or any of the transactions provided for hereunder.

(f) There has not been filed by or against Purchaser a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING/CONDEMNATION

7.1	Conditions Precedent to Purchaser’s Performance. The obligation of Purchaser to close the transaction described in this Agreement shall be subject to the following conditions precedent:

(a) All the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Effective Date and on the Closing Date, and Seller shall have complied with all covenants and agreements of Seller set forth herein.

(b) Seller shall have tendered performance of all of its obligations required by this Agreement.

(c) None of the Sellers or any of the Property shall be subject to any pending or threatened bankruptcy proceeding or similar proceeding at Closing; and

In the event that any of the above conditions are not satisfied or waived in writing by Purchaser prior to the Closing, Purchaser may terminate this Agreement by delivery of written notice to Seller on or before the Closing Date. In the event of termination pursuant to this section, the Earnest Money shall be immediately refunded to Purchaser free of any claims by Seller.

7.2	Condemnation. If, prior to the Closing, condemnation proceedings are threatened or commenced with respect to any portion of the Property, Purchaser may terminate this Agreement by delivering a written termination notice to Seller prior to the Closing Date. Prior to Purchaser’s termination of this Agreement, or if Purchaser does not terminate this Agreement, both the Seller and the Purchaser, by and through their respective attorneys, shall have the right to appear in such condemnation proceedings and defend their interests in the Property. Any award in condemnation made prior to the Closing shall become the property of the Seller, and the Purchase Price shall be reduced by the greater of: (a) the amount equal to the product of (i) the per acre purchase price specified in the Schedule multiplied by (ii) the number of gross acres of Property lost in such condemnation or conveyance in lieu of such condemnation (provided, however, Seller shall make no conveyance in lieu of condemnation without Purchaser’s prior written consent); or (b) the amount of the condemnation award. If Purchaser does not terminate this Agreement and elects to close prior to the condemnation award being made, Purchaser shall be entitled to all condemnation awards or consideration in lieu of condemnation, and the Purchase Price shall not be reduced thereby. In the event of termination of this Agreement pursuant to this section, the Earnest Money shall be immediately refunded to the Purchaser, and neither party shall have any further right or obligation under this Agreement.

ARTICLE VIII
CLOSING

8.1	Time and Place. The sale and purchase of the Property shall be consummated at the Closing to be held at the offices of the Title Company as specified in the Schedule.

8.2	Items to be Delivered by Seller at the Closing.

(a) At the Closing Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense, each of the following items:

i.	A Special Warranty Deed, duly executed and acknowledged by Seller, granting, conveying and warranting to Purchaser good and indefeasible fee simple absolute title to the Property, free and clear of any liens, encumbrances, easements, restrictions, or other matters affecting title to the Property, except the Permitted Exceptions.

ii.	The Title Policy.

iii.	All duly executed and acknowledged deeds and assignments deemed reasonably necessary by Purchaser and containing general warranties of title as Purchaser may require, so as to convey all leases, warranties, and contract rights, and convey all other rights, title and interests constituting a part of the Property to Purchaser, free and clear of all liens, encumbrances, easements, and other matters other than the Permitted Exceptions.

iv.	Such evidence that may be reasonably required by Purchaser or the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller.

v.	A certificate in compliance with Section 1445 of the Internal Revenue Code and applicable regulations stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445. If Seller fails to deliver such certificate, Purchaser may withhold from the Purchase Price and pay to the Internal Revenue Service the amount required by Section 1445 and applicable regulations.

vi.	An “affidavit of parties in possession” for delivery to the Title Company, stating that there are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers, except as set forth in the written leases provided to Purchaser during the Inspection Period.

vii.	Surface waivers, if applicable.

(b) At the Closing Purchaser shall deliver or cause to be delivered to Seller, at Purchaser’s expense, each of the following items, in form and substance reasonably satisfactory to Seller and Purchaser:

i.	The balance of the Purchase Price in immediately available funds, subject to adjustment and prorations as provided in this Agreement;

ii.	Such evidence that may be reasonably required by Seller or the Title Company to evidence the status and capacity of Purchaser and the authority of the persons who are executing the various documents on behalf of Purchaser; and

iii.	A waiver of inspection and such other documents or instruments reasonably requested by Seller or the Title Company.

8.3.	Adjustments and Prorations. At Closing, the following items shall be adjusted or prorated between Seller and Purchaser:

(a) Ad valorem taxes for the Property for the then current calendar year shall be prorated in cash as of the Closing Date based on current appraised values. Seller’s pro rata portion of such taxes shall be based upon taxes actually assessed for the then current calendar year or, if for any reason such taxes for the Property have not been actually assessed, such proration shall be based upon current appraised values and adjusted by cash settlement when exact amounts are available. If the Property is assessed and taxed as a part of a larger parcel, then, for purposes of computing tax prorations, a proportionate part of the ad valorem taxes attributable to such larger parcel shall be allocated to the Property on the basis of the ratio between the number of gross acres of the Property and the total number of gross acres comprising such larger parcel, taking into account the value and location of any improvements located on the larger parcel. All special taxes or assessments approved or assessed prior to the Closing Date shall be paid by Seller. If Seller or Seller’s predecessors in title have claimed any partial or total exemption from taxation of the Property based on agricultural or open space use or any other use, and if a loss of such partial or total exemption would result in the imposition of tax (“Rollback Taxes”), Purchaser shall satisfy those taxes after the Closing, prior to delinquency. Therefore, it is specifically understood and agreed that if this sale or Buyer’s use of the Property after Closing results in the assessment of additional taxes for periods prior to Closing, such additional taxes shall be the obligation of Buyer, and such obligation shall survive Closing.

(b) Seller agrees to (i) pay the premium for basic owners Title Policy; (ii) pay for the. preparation of the Deed; (iii) any costs for recording fees for the Deed and any releases of recorded liens; and (iv) Seller’s attorney fees; (v) the expenses incurred in obtaining tax certificates; (vi) one-half (1/2) of the cost of any Title Company escrow fees; and (vii) such other incidental costs and fees customarily paid by sellers in comparable land transactions in the County in which the Property is located.

(c) Purchaser shall pay the following costs and expenses: (i) Purchaser’s attorney’s fees; (ii) one-half (1/2) of the cost of any Title Company escrow fees; (iii) the premium charged by the Title Company to amend the “survey exception” in the Title Policy; (iv) the charge, if any, by the Title Company to exclude from the Title Policy the exception as to “rights of parties in possession” if Purchaser elects said exclusion; and (v) such other incidental costs required and fees customarily paid by Purchasers in comparable land transactions in the County in which the Property is located.

(d) The agreements as to prorations and adjustments in this Section shall survive the Closing. In the event that, subsequent to the Closing, any adjustments made at the Closing pursuant to this Section are determined by the Title Company to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amounts shall be paid within ten days from receipt of the invoice.

8.4	Right to Possession. At the Closing and as a condition thereto, Purchaser shall be given full and unrestricted right to possession of the Property, and Seller will execute such instruments and take such action as may be appropriate or required to assure Purchaser of uninterrupted and full possession of the Property, immediately following the Closing. The terms and provisions of this paragraph shall survive the Closing.

ARTICLE IX

REMEDIES UPON DEFAULT

9.1.	Default by Seller. If Seller fails to timely comply with any condition, covenant, or obligation of Seller hereunder, such failure shall be a default, and Purchaser shall have the right to either: (i) terminate this Agreement by giving written notice thereof to Seller, whereupon the Title Company immediately shall deliver the Earnest Money (and all accrued interest thereon, if any) to Purchaser, free of any claims by Seller, and Purchaser may exercise any other right or remedy it may have at law or in equity by reason of Seller’s default (including, but not limited to, the recovery of attorneys’ fees incurred by Purchaser in connection therewith); (ii) enforce specific performance of Seller’s obligations under this Agreement; or (iii) any other right it may have at law or in equity.

9.2.	Default by Purchaser. If all conditions of this Agreement are satisfied and all covenants and obligations to be performed by Seller prior to Closing are fully performed, and if performance of this Agreement is fully tendered by Seller and the sale is not consummated through default by Purchaser, then Seller, as Seller’s sole and exclusive remedy at law or in equity, shall have the right to terminate this Agreement by giving written notice thereof to Purchaser, whereupon neither party shall have any further rights or obligations hereunder, and the Title Company shall deliver the Earnest Money to Seller, free of any claims by Purchaser. The Earnest Money is a reasonable, good faith estimate of actual damages that Seller would suffer, and shall be liquidated damages for Purchaser’s default due to the difficulty, inconvenience, and uncertainty of ascertaining Seller’s actual damages for Purchaser’s default. The payment of the Earnest Money upon Purchaser’s default shall constitute full satisfaction of Purchaser’s obligations hereunder.

ARTICLE X

MISCELLANEOUS

10.1	Notices. Any notice, demand, or other communication required to be given or to be served upon any party hereunder shall be in writing and delivered to the person to whom the notice is directed, either: (i) in person; (ii) by United States Mail, as a registered or certified item with return receipt requested; or (iii) delivered by a delivery service (including any express mail or delivery service) that provides a delivery receipt. Notices, demands, or other communications delivered by mail shall be deemed given and received three (3) business days after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper, addressed properly, with proper postage affixed. Any notice, demand, or other communication given other than by certified or registered mail, return receipt requested, shall be deemed to have been given and received when delivered to the address of the party to whom it is addressed as stated in the Schedule. Either party hereto may change its address for notice by giving the other party ten days’ advance written notice of such change of address.

10.2	Agreement to Survive. All representations, warranties, covenants, and agreements contained herein, whether to be performed before or after the Closing Date, shall not be deemed to be merged into or waived by the instruments of the Closing, but shall survive the Closing for a period of twenty-four (24) months following Closing.

10.3	Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement may be assigned by the Purchaser to a single purpose entity for the purpose of owning, developing and selling the Property. If Purchaser so assigns its rights to this Agreement, such assignment shall release Purchaser from all liability hereunder without the necessity of further documentation. However, any assignee of this Agreement shall assume all such obligations as required by the Agreement.

10.4	Interpretation and Applicable Law. THIS CONTRACT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE PERFORMABLE IN THE COUNTY IN WHICH THE LAND IS LOCATED. Where required for proper interpretation, words in the singular shall include the plural; and words of any gender shall include all genders. The descriptive headings of the articles, sections, and paragraphs in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

10.5	Amendment. Except as provided above with respect to the automatic substitution of the legal description in Exhibit “A”, this Agreement may not be amended and no condition, covenant, or obligation may be waived, except by an agreement in writing signed by Seller and Purchaser.

10.6	Attorneys’ Fees. If either party files a lawsuit in connection with this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit.

10.7	Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

10.8	Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.9	Dates. Any act performable on a legal holiday of the United States or the State of Texas or on a Saturday or Sunday shall be performable on the next business day following such date.

10.10	Brokers. If and when this Agreement is closed, but not otherwise, Seller agrees to pay in cash at Closing, real estate commissions to the persons and in the amounts as described in the Schedule. Each party represents and warrants to the other that, except for the persons identified as Brokers in the Schedule, no brokers or finders have been engaged by it in connection with the transactions contemplated by this Agreement, or, to its knowledge, is in any way connected with such transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution, or consummation of this Agreement, then each party shall indemnify, hold harmless, and defend the other party from and against any such claim based upon any statement, representation, or agreement made by, or allegedly made by, the indemnifying party. This indemnity shall survive the Closing or termination of this Agreement. By Purchaser’s execution of this Agreement, Purchaser acknowledges that Purchaser has been advised that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection or that Purchaser should be furnished with or obtain an Owner’s Policy of Title Insurance, as is contemplated by this Agreement.

10.11.	Construction. The parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Agreement shall be interpreted according to its fair construction and shall not be construed against either party.

10.12.	Invalidity. If any provision in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.13.	Further Assurances. In addition to the acts recited herein to be performed by Seller, Seller hereby agrees to perform at or after the Closing all further acts as Purchaser may reasonably require to: (i) evidence and vest in Purchaser the ownership of, and title to, all of the Property; and (ii) consummate the transaction contemplated hereunder.

10.14.	Time is of the Essence; Waiver. Time is of the essence with respect to every provision of this Agreement. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy. Except as expressly provided herein, no waiver by either party of any of its rights or remedies hereunder or otherwise shall be effective unless such waiver is evidenced in a written instrument executed by the waiving party.

10.15.	Confidentiality. Other than with respect to required governmental disclosures, or with respect to customary financial reporting in the ordinary course of business, Seller shall not, without the prior written consent of Purchaser, disclose to any person or party (except the parties hereto, their respective legal counsel and brokers and the Title Company) the economic terms of this Agreement. This covenant shall survive the Closing or termination of this Agreement.

10.16	No Assumption. Purchaser is acquiring only the Property from Seller and is not the successor of Seller. Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation, or expense of Seller relating to the Property in any way except, and only to the extent, if any, expressly provided for herein or in the documents executed at Closing.

10.17	Acceptance. Seller shall have until the date and time specified in the Schedule to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

SELLER:	PURCHASER:

MAPLE X, INC.
a Texas limited liability company
/s/ Ollie L. Ginn
Ollie L. Ginn	By:	/s/ Itiel Kaplan
Itiel Kaplan, President

ACCEPTANCE BY TITLE COMPANY

The undersigned Title Company hereby acknowledges receipt of the Earnest Money referred to in the foregoing Agreement and agrees to accept, hold, and disburse the Earnest Money in accordance with the provisions of the Agreement and to be bound by the confidentiality requirements of Section 10.15 of the Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

Title Company

University Title

By:
Date of Execution	Kelli Luetge, Escrow Officer

EXHIBIT “A”

PROPERTY DESCRIPTION